EXHIBIT 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
THE EASTERN COMPANY
AUGUST 14, 1991

FIRST:       That the name of the corporation is The Eastern Company.

SECOND: That said corporation is to be located in the Town of Naugatuck, in the State of Connecticut.

THIRD:     That the nature of the business to be transacted and the purposes to be promoted or carried out by the said corporation are as follows:
To manufacture, cast, alter, mold, or otherwise employ malleable or other iron, steel, manganese, nickel, copper, brass, or other composition metal, coke, and all or any articles consisting or partly consisting, of malleable or other iron, steel, manganese, nickel, copper, brass or other composition metal, wood, and all or any products thereof, either in this state or in any other state, territory or country; to buy, sell, manufacture, and deal in minerals, plant, machinery, implements, and things capable of being used in connection with metallurgical operations, or required by workmen and others employed by the company in such operations, either in this state or in any other state, territory or country; to own, acquire, construct, enlarge, improve, operate and carry on works for smelting, parting, refining, or working any such metals, or the products thereof, either in this state or in any other state, territory or country; to acquire by contracts, purchase, subscription, or otherwise, and to sell or hold as an investment any bonds or other securities or evidence of indebtedness of any other corporation or corporations1 association, or associations, either of this state or of any other state, territory or country; and in furtherance of such business and purposes it shall have the power to do all and everything necessary, suitable, convenient or proper for the accomplishment of any of the purposes, or the attainment of one or more of the objects herein enumerated, or incidental to the powers herein named, or which shall at any time appear conducive or expedient for the protection or benefit of the corporation.

FOURTH: The authorized capital stock of the corporation shall consist of twenty-five million (25,000,000) shares of common stock, having no par value, one million (1,000,000) shares of a single class of voting preferred stock having no par value, and one million(1,000,000) shares of a single class of non-voting preferred stock having no par value.

FIFTH: The terms, limitations and relative rights and preferences of each class of shares and series thereof are as follows:
(a)
Subject to the rights of the preferred stock, dividends may be paid upon the common stock as and when declared by the Board of Directors out of funds legally available for payment of dividends. In the event of any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, subject to the rights of the preferred stock, the remainder of the assets of the corporation shall be distributed pro rata to the holders of the common stock. Each outstanding share of common stock shall be entitled to one vote on each matter submitted to a vote at all meetings of shareholders.

(b)
Shares of the class of voting preferred stock may be divided into and issued in series. Shares of the class of voting preferred stock, or any series thereof, may be convertible into the same or a different number of authorized shares of common stock or of non-voting preferred stock or any combination thereof. The Board of Directors is authorized to fix and determine the terms, limitations and relative rights and preferences, including conversion rights, if any, or the class of voting preferred stock and to establish series within such class and to fix and determine the variations as among series.Each outstanding share of voting preferred stock shall be entitled to one vote on each matter submitted to a vote at all meetings of shareholders.

(c)
Shares of the class of non-voting preferred stock may be divided into and issued in series. Shares of the class of non-voting preferred stock, or any series thereof, may be convertible into the same or a different number of authorized shares of common stock or of voting preferred stock or any combination thereof. The Board of Directors is authorized to fix and determine the terms, limitations and relative rights and preferences, including conversion rights, if any, of the class of non-voting preferred stock and to establish series within such class and to fix and determine the variations as among series. The shares of said class of non-voting preferred stock shall not be entitled to vote except when required under the General Statutes of the State of Connecticut.

SIXTH: That the amount of capital stock with which this corporation shall commence business is Ten Million Dollars ($10,000,000)

SEVENTH:	That the duration of said corporation is unlimited

EIGHTH:                                   No stockholder of the corporation shall by reason of his holding shares of capital stock of the corporation have any pre-emptive or preferential rights to purchase or subscribe to any shares of any class of stock of the corporation, now or hereafter to be authorized, or to any notes, debentures, bonds or other securities (whether or not convertible into or carrying options or warrants to purchase shares of any class of capital stock) now or hereafter to be authorized, excepting only such pre-emptive or preferential rights, warrants or options as the Board of Directors in its discretion may grant from time to time.

NINTH: The Board of Directors of the corporation shall be divided into three classes with the term of office of one class expiring each year.

(a)
At the annual meeting of stockholders in 1975, three (3) directors of the first class shall be elected to hold office for  a term expiring  at the next succeeding annual meeting; three (3) directors of the second class shall be elected to hold office for  a term expiring at the second  succeeding annual meeting; and four (4) directors of the third class shall be elected  to hold office for a term expiring  at the third succeeding annual meeting.

(b)	At each annual meeting held after 1975, directors shall be elected for a three-year term to succeed those whose terms expire at that meeting.

(c)
When the number of  directors is changed as provided  in the by-laws, any newly created  directorships  or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible.

(d)
Any director elected to fill a vacancy shall hold office for the unexpired portion of the term of the director whose place he has been elected to fill, even though that term may extend beyond the next annual meeting of stockholders.

TENTH:                                   To the extent permitted by Section 33-290(c)(2) of the Connecticut General Statutes  and  as the same may be amended or supplemented from time to time, the personal liability of the directors to the corporation or its shareholders for  monetary damages for breach  of duty as a director shall be limited to an amount equal to the compensation received by the director for serving the corporation during the year of the violation.